Pricing supplement To prospectus dated April 17, 2026, prospectus supplement dated April 17, 2026 and product supplement no. 3-I dated April 17, 2026	Registration Statement Nos. 333-293684 and 333-293684-01 Dated September 2, 2026 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$33,452,000
Cash-Settled Equity Linked Notes Linked to the Common Stock of Bristol-Myers Squibb Company due September 6, 2029
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek full repayment of principal at maturity and an additional return at maturity based on any appreciation of the Reference Stock (measured in terms of the Threshold Price) above the Threshold Price of 117.50% of the Initial Strike Price. Investors will not receive a positive return at maturity unless the Reference Stock appreciates by more than 17.50% from the Initial Strike Price to the Final Stock Price.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations equal of $1,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Stock:	The common stock, par value $0.10 per share, of Bristol-Myers Squibb Company (Bloomberg ticker: BMY). We refer to Bristol-Myers Squibb Company as the “Reference Stock Issuer.”
Payment at Maturity:	Your payment at maturity, for each $1,000 principal amount note will be equal to the greater of: • $1,000; and • the Alternative Settlement Amount.
No Early Redemption or Early Repurchase:	The notes may not be redeemed early at our option and are not subject to any early repurchase rights prior to the Maturity Date.
Alternative Settlement Amount:	An amount in cash calculated as follows: $1,000 × (Final Stock Price / Threshold Price)
Threshold Price:	$79.13250, which is 117.50% of the Initial Strike Price
Initial Strike Price:	$67.3468, determined based on certain intraday prices of the Reference Stock on the Strike Date. The Initial Strike Price differs from the VWAP and the regular official closing price of one share of the Reference Stock on the Strike Date or the Pricing Date. See “Selected Risk Considerations — Risks Relating to Conflicts of Interest — Potential Conflicts” in this pricing supplement.
Final Stock Price:	The VWAP of one share of the Reference Stock on the Valuation Date
Stock Adjustment Factor:	The Stock Adjustment Factor is referenced in determining the VWAP of one share of the Reference Stock and is set equal to 1.0 on the Strike Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement, as supplemented by Annex A to this pricing supplement.
Ordinary Dividend:	The regular quarterly cash dividend per one share of the Reference Stock paid by the Reference Stock Issuer. Any Ordinary Dividend that differs from the Base Dividend will cause an adjustment to the Stock Adjustment Factor.
Base Dividend:	From the Original Issue Date to the Valuation Date, $0.63 per quarter per share of the Reference Stock. The Base Dividend is used to calculate any adjustments to the Stock Adjustment Factor for Ordinary Dividends. See “Annex A — Supplemental Terms of Notes — Anti-Dilution Adjustments” in this pricing supplement for further information.
CUSIP:	46661MRZ9
Strike Date:	September 2, 2026
Pricing Date:	September 2, 2026
Original Issue Date:	On or about September 10, 2026
Valuation Date†:	September 4, 2029
Maturity Date†:	September 6, 2029
†	Subject to postponement in the event of certain market disruption events and as described under “Annex A — Supplemental Terms of Notes — Postponement of the Valuation Date” in this pricing supplement and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	—	$1,000
Total	$33,452,000	—	$33,452,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will not receive selling commissions for the notes. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $983.10 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement, the provisions set forth under “General Terms of Notes — Consequences of a Delisting Related Event” in the accompanying product supplement do not apply to the notes, and the tax disclosure set out in this pricing supplement and terms set out in Annex A to this pricing supplement will apply to the notes offered by this pricing supplement

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — We will pay you at least the principal amount per $1,000 principal amount note if you hold the notes to maturity, regardless of the performance of the Reference Stock. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	APPRECIATION POTENTIAL IF THE FINAL STOCK PRICE IS GREATER THAN THE THRESHOLD PRICE — The payment at maturity will exceed the principal amount per $1,000 principal amount note if the Final Stock Price is greater than the Threshold Price, which is 117.50% of the Initial Strike Price. Under these circumstances, at maturity, for each $1,000 principal amount note, you will receive a cash payment equal to the Alternative Settlement Amount of $1,000 × (Final Stock Price / Threshold Price).
•	RETURN DEPENDENT ON A SINGLE REFERENCE STOCK — The return on the notes is linked to the performance of a single Reference Stock, which is the common stock of Bristol-Myers Squibb Company. For additional information, see “The Reference Stock” in this pricing supplement.
•	TREATMENT AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “United States Federal Taxation,” and in particular the subsection thereof entitled “Tax Consequences to U.S. Holders — Program Securities Treated as Debt Instruments — Program Securities Treated as Contingent Payment Debt Instruments,” in the accompanying prospectus supplement. Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” As discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the

JPMorgan Structured Investments —	PS-1
Cash-Settled Equity-Linked Notes Linked to the Common stock of Bristol-Myers Squibb Company scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “United States Federal Taxation” (and in particular the subsection thereof entitled “Tax Consequences to U.S. Holders — Program Securities Treated as Debt Instruments — Program Securities Treated as Contingent Payment Debt Instruments”) in the accompanying prospectus supplement, to the extent they reflect statements of law, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We have determined that the “comparable yield” is an annual rate of 5.24%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,167.38. Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.
Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
September 10, 2026 through December 31, 2026	$16.01	$16.01
January 1, 2027 through December 31, 2027	$53.94	$69.95
January 1, 2028 through December 31, 2028	$56.80	$126.75
January 1, 2029 through September 6, 2029	$40.63	$167.38

The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield or timing of the payment or payments will be. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described above under “Treatment as Contingent Payment Debt Instruments.”

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement.

Risks Relating to the Notes Generally

•	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT — If the Final Stock Price is less than or equal to the Threshold Price, you will receive no more than the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.
•	YOU WILL NOT PARTICIPATE IN THE FULL APPRECIATION OF THE REFERENCE STOCK — Even if the Final Stock Price is greater than the Threshold Price, the payment on the notes at maturity will reflect only the appreciation of the Reference Stock in excess of the Threshold Price and that appreciation will be measured in terms of the Threshold Price. For example, taking into account the Threshold Price of 117.50% of the Initial Strike Price, if the applicable Final Stock Price were equal to 150.00% of the Initial Strike Price, the payment on the notes would be only $1,276.60 for each $1,000 principal amount note, for a return of 27.66% on the principal amount per note, even though the Reference Stock appreciated by 50.00% from the Initial Strike Price and by 32.50% from the Threshold Price, in each case measured in terms of the Initial Strike Price.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT ACTIVITIES AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are

JPMorgan Structured Investments —	PS-2
Cash-Settled Equity-Linked Notes Linked to the Common stock of Bristol-Myers Squibb Company not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.

•	THE ALTERNATIVE SETTLEMENT AMOUNT IS LINKED TO THE VWAP OF ONE SHARE OF THE REFERENCE STOCK — The Alternative Settlement Amount is calculated by reference to the VWAP of one share the Reference Stock on the Valuation Date and not by reference to the closing price of one share of the Reference Stock on the Valuation Date. The closing price of one share of the Reference Stock may vary significantly from its VWAP. Accordingly, if the VWAP of one share of the Reference Stock is less than its closing price on the Valuation Date and if your payment at maturity is based on the Alternative Settlement Amount, that payment will be less than it would have been if the Alternative Settlement Amount were calculated by reference to the closing price of the Reference Stock on the Valuation Date.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	no ownership rights in the Reference Stock — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the Reference Stock Issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuer, including extending loans to, or making equity investments in, the Reference Stock Issuer or providing advisory services to the Reference Stock Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuer and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Initial Strike Price and, in turn, the Threshold Price, in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Strike Price and, in turn, the Threshold Price, that might affect the value of your notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	WE EXPECT TO HEDGE OUR OBLIGATIONS UNDER THE NOTES BY PURCHASING SHARES OF THE REFERENCE STOCK IN CONNECTION WITH THE SALE OF THE NOTES — In connection with the sale of the notes, we expect to hedge our obligations under the notes through certain affiliates or unaffiliated counterparties by purchasing shares of the Reference Stock or entering into derivatives linked to the Reference Stock from one or more purchasers of the notes and/or unrelated third parties in the open market. We may also adjust our hedge of the notes by, among other things, purchasing or selling shares of the Reference Stock or entering into or unwinding derivatives linked to the Reference Stock at any time and from time to time following pricing of the notes and close out or unwind our hedge by selling any of the foregoing on or before the Maturity Date. In addition, JPMS and other affiliates of ours or JPMorgan Chase & Co. also trade the foregoing on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. While we cannot predict an outcome, any of these hedging or other trading activities could potentially affect the value of the Reference Stock and may adversely affect the value of the notes or any payment on the notes, as well as

JPMorgan Structured Investments —	PS-3
Cash-Settled Equity-Linked Notes Linked to the Common stock of Bristol-Myers Squibb Company the Initial Strike Price, the Threshold Price and the Final Stock Price. This hedging and trading activity may present a conflict of interest between your interests as a holder of the notes and our and our affiliates’ interests in hedging and other trading activities. These hedging and trading activities could also affect the price, if any, at which JPMS is willing to purchase your notes in the secondary market. In addition, our hedging counterparties expect to make a profit. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and may exclude projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from projected hedging profits, if any, estimated hedging costs and the VWAP of one share of the Reference Stock, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the VWAP of one share of the Reference Stock;
•	the rate to borrow shares of the Reference Stock;
•	the time to maturity of the notes;
•	the dividend rate on the Reference Stock;
•	interest and yield rates in the market generally;
•	the occurrence of certain events affecting the Reference Stock Issuer that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and

JPMorgan Structured Investments —	PS-4
Cash-Settled Equity-Linked Notes Linked to the Common stock of Bristol-Myers Squibb Company

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, one of our affiliates is expected to provide an indicative value, if requested, for the notes directly to the initial investor of the notes. This value may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Reference Stock

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the Reference Stock Issuer. We have not independently verified any of the information about the Reference Stock Issuer contained in this pricing supplement. You should make your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and the Reference Stock Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in Annex A to this pricing supplement or the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments —	PS-5
Cash-Settled Equity-Linked Notes Linked to the Common stock of Bristol-Myers Squibb Company

What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Reference Stock?

The following table and examples illustrate the hypothetical payment at maturity on the notes. Each hypothetical payment at maturity set forth below assumes an Initial Strike Price of $100.00 and a Threshold Price of 117.50%. The hypothetical Initial Strike Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Strike Price. The actual Initial Strike Price has been determined by reference to certain intraday prices of one share of the Reference Stock on the Strike Date and is specified under “Key Terms — Initial Strike Price” in this pricing supplement. For historical data regarding the actual closing prices of one share of the Reference Stock, please see the historical information set forth under “The Reference Stock” in this pricing supplement. The Final Stock Price will be the VWAP of one share of the Reference Stock on the Valuation Date and will not be the closing price of one share of the Reference Stock on the Valuation Date.

Each hypothetical final payment set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Final Stock Price	Percentage Change from Initial Strike Price to Final Stock Price	Alternative Settlement Amount	Payment at Maturity
$180.000	80.00%	$1,531.91	$1,531.91
$165.000	65.00%	$1,404.26	$1,404.26
$150.000	50.00%	$1,276.60	$1,276.60
$140.000	40.00%	$1,191.49	$1,191.49
$130.000	30.00%	$1,106.38	$1,106.38
$120.000	20.00%	$1,021.28	$1,021.28
$117.500	17.50%	$1,000.00	$1,000.00
$110.000	10.00%	$936.17	$1,000.00
$100.000	0.00%	$851.06	$1,000.00
$90.000	-10.00%	$765.96	$1,000.00
$80.000	-20.00%	$680.85	$1,000.00
$70.000	-30.00%	$595.74	$1,000.00
$60.000	-40.00%	$510.64	$1,000.00
$50.000	-50.00%	$425.53	$1,000.00
$40.000	-60.00%	$340.43	$1,000.00
$30.000	-70.00%	$255.32	$1,000.00
$20.000	-80.00%	$170.21	$1,000.00
$10.000	-90.00%	$85.11	$1,000.00
$0.000	-100.00%	$0.00	$1,000.00

JPMorgan Structured Investments —	PS-6
Cash-Settled Equity-Linked Notes Linked to the Common stock of Bristol-Myers Squibb Company

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The Reference Stock appreciates from the Initial Strike Price of $100 to a Final Stock Price of $110.

Because the Final Stock Price is $110, the Alternative Settlement Amount is equal to $936.17, calculated as follows:

$1,000 × ($110 / $117.50) = $936.17

Because the Alternative Settlement Amount is less than $1,000 and even though the Reference Stock has appreciated by 10% from the Initial Strike Price to the Final Stock Price, the payment at maturity is only $1,000 for each $1,000 principal amount note.

Example 2: The Reference Stock declines from the Initial Strike Price of $100 to a Final Stock Price of $60.

Because the Final Stock Price is $60, the Alternative Settlement Amount is equal to $510.64, calculated as follows:

$1,000 × ($60 / $117.50) = $510.64

Because the Alternative Settlement Amount is less than $1,000, the payment at maturity is $1,000 for each $1,000 principal amount note.

Example 3: The Reference Stock appreciates from the Initial Strike Price of $100 to a Final Stock Price of $165.

Because the Final Stock Price is $165, the Alternative Settlement Amount is equal to $1,404.26, calculated as follows:

$1,000 × ($165 / $117.50) = $1,404.26

Because the Alternative Settlement Amount is greater than $1,000 and even though the Reference Stock has appreciated by 65% from the Initial Strike Price to the Final Stock Price, the payment at maturity is equal to the Alternative Settlement Amount of $1,404.26 for each $1,000 principal amount note.

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-7
Cash-Settled Equity-Linked Notes Linked to the Common stock of Bristol-Myers Squibb Company

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on the Reference Stock Issuer is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, the Reference Stock Issuer is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products. The common stock of the Reference Stock Issuer, par value $0.10 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of the Reference Stock Issuer in the accompanying product supplement. Information provided to or filed with the SEC by the Reference Stock Issuer pursuant to the Exchange Act can be located by reference to SEC file number 001-01136, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly historical closing prices of one share of the Reference Stock from January 8, 2021 through August 28, 2026. Any payment on the notes is linked to the VWAP of one share of the Reference Stock and not to the closing price of one share of the Reference Stock.  The VWAP of one share of the Reference Stock is determined in a manner that is different from the closing price of one share of the Reference Stock, and the VWAP of one share of the Reference Stock will not necessarily correlate with the performance of the closing price of one share of the Reference Stock.  The closing price of one share of the Reference Stock may vary significantly from the VWAP of one share of the Reference Stock.  Therefore, any payment on the notes may be different from, and may be significantly less than, the payment you would have received if that payment were determined by reference to the closing price of one share of the Reference Stock.  The VWAP of one share of the Reference Stock on September 2, 2026 was $67.3108 calculated in the manner set forth under “Annex A — Supplemental Terms of Notes — Volume Weighted Average Price” in this pricing supplement.

We obtained the closing prices and the VWAP above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing price and the VWAP may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the closing price and the VWAP of one share of the Reference Stock should not be taken as an indication of future performance of the VWAP of one share of the Reference Stock, and no assurance can be given as to the VWAP of one share of the Reference Stock on the Valuation Date. There can be no assurance that the performance of the Reference Stock will result in a final payment per $1,000 principal amount note above $1,000.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is

JPMorgan Structured Investments —	PS-8
Cash-Settled Equity-Linked Notes Linked to the Common stock of Bristol-Myers Squibb Company based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Supplemental Use of Proceeds

The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

For purposes of the notes, the final sentence of the first paragraph of the “Use of Proceeds and Hedging” section in the accompanying product supplement is deemed deleted in its entirety.

Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions at that time. Any reopening will be completed before the 13th calendar day from the Original Issue Date. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. The price of any additional offering will be determined at the time of pricing of that offering. We have no obligation to take your interests into account when deciding to issue additional notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x)(i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to JPMorgan Financial or JPMorgan Chase & Co., the indenture, the notes, the related guarantee (together with the indenture and the notes, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2026.

JPMorgan Structured Investments —	PS-9
Cash-Settled Equity-Linked Notes Linked to the Common stock of Bristol-Myers Squibb Company

Annex A

Supplemental Terms of Notes

Volume Weighted Average Price

The “VWAP” of one share of the Reference Stock (or one unit of any other security for which a VWAP must be determined) on any relevant day means:

•	if the Reference Stock (or that security) is listed or admitted to trading on a national securities exchange, the composite volume-weighted average price (VWAP) of the Reference Stock (or that security) between 9:30 a.m. and 4:00 p.m., New York City time, as calculated by Bloomberg L.P. and displayed on the relevant Bloomberg page (in the case of the Reference Stock, “BMY US <EQUITY> AQR”), or any successor page, as of approximately 4:15 p.m., New York City time;
•	if the Reference Stock (or that security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (or any successor service) operated by Financial Industry Regulatory Authority, Inc. (the “FINRA”) (the “OTC Bulletin Board”), the volume-weighted average price of the principal trading session on the OTC Bulletin Board on that day; or
•	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the Reference Stock (or that security) obtained from as many dealers in the Reference Stock (or that security), but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of the mean, but only to the extent that any of those bids is not the highest or the lowest of the bids obtained, in each case multiplied by the then-current Stock Adjustment Factor, subject to the provisions of “— Postponement of the Valuation Date” below and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement.

Anti-Dilution Adjustments

The provisions set forth under “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” in the accompanying product supplement will apply to the notes, provided that the provisions set forth below will apply instead of those set forth under “The Underlyings — Reference Stocks — Anti-Dilution Adjustments — Cash Dividends or Distributions”:

If the issuer of the Reference Stock pays an Ordinary Dividend different from the Base Dividend and that Ordinary Dividend does not exceed the Dividend Threshold, then, once the Ordinary Dividend has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which will be the Current Market Price (as defined in the accompanying product supplement with respect to a Reference Stock) of the Reference Stock, and the denominator of which will be (x) the Current Market Price of the Reference Stock minus (y) the excess dividend, where the “excess dividend,” which may be negative, equals the Ordinary Dividend paid minus the Base Dividend.

If the issuer of the Reference Stock pays a dividend or makes a distribution consisting exclusively of cash to all or substantially all holders of shares of the Reference Stock in an aggregate amount that exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which is the Current Market Price of the Reference Stock and the denominator of which is the amount by which the Current Market Price exceeds the aggregate amount in cash per share of that Reference Stock distributed in that cash dividend or distribution.

The “Dividend Threshold” of the Reference Stock is equal to 10% of the closing price of one share of the Reference Stock on the trading day immediately preceding the ex-dividend date.

Reorganization Events

The following provisions will apply to the notes in addition to those set forth under “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement:

If a Reorganization Event (as defined in the accompanying product supplement) with respect to the Reference Stock occurs, then, for purposes of any determination with respect to the Reference Stock on or after the effective date of that Reorganization Event, the VWAP of one share of the Reference Stock on any relevant day will equal the VWAP of the Exchange Property (as defined in the accompanying product supplement) on that day.

On any relevant day, the “VWAP” of the Exchange Property means the product of:

•	the sum of:

JPMorgan Structured Investments —	A-1
Cash-Settled Equity-Linked Notes Linked to the Common stock of Bristol-Myers Squibb Company

•	the VWAP of one share of any Exchange Traded Securities (as defined in the accompanying product supplement) composing the Exchange Property on that day multiplied by the quantity of the applicable Exchange Traded Securities received for each share of the Reference Stock; and
•	the aggregate cash amount of any Exchange Property (other than Exchange Traded Securities), including the aggregate cash amount resulting from the valuation of the Liquidation Property (as defined in the accompanying product supplement) as described above; and
•	the Stock Adjustment Factor for the Reference Stock as of the effective date for the Reorganization Event.

If a reorganization event other than those described in the definition of Reorganization Event set forth in the accompanying product supplement occurs with respect to a Reference Stock, the calculation agent may calculate the corresponding adjustment or series of adjustments to the VWAP of one share of the Reference Stock as the calculation agent determines in good faith to be appropriate to account for that reorganization event. You will not be entitled to any compensation from us, JPMorgan Chase & Co. or the calculation agent for any loss suffered as a result of any such adjustment or the calculation agent’s decision not to make any such adjustment.

Postponement of the Valuation Date

The following provisions will apply to the notes instead of those set forth under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other than a Commodity Index)” in the accompanying product supplement:

If the Valuation Date is a Disrupted Day (as defined in the accompanying product supplement), the Valuation Date will be postponed to the immediately succeeding scheduled trading day (as defined in the accompanying product supplement) that is not a Disrupted Day.

In no event, however, will the Valuation Date be postponed to a date that is after the Final Disrupted Determination Date (as defined in the accompanying product supplement). If the Valuation Date has been postponed to the Final Disrupted Determination Date and that day is a Disrupted Day, the calculation agent will determine the VWAP of one share of the Reference Stock for the Valuation Date on the Final Disrupted Determination Date in good faith based on the calculation agent’s assessment of the market value of one share of the Reference Stock on the Final Disrupted Determination Date.

Market Disruption Events

The provisions set forth under “The Underlyings — Reference Stocks — Market Disruption Events for a Reference Stock” in the accompanying product supplement will apply to the notes, provided that each reference to “any security for which a closing price must be determined” shall be deemed to be replaced with “any security for which a VWAP (as defined in the relevant terms supplement) must be determined.”

JPMorgan Structured Investments —	A-2
Cash-Settled Equity-Linked Notes Linked to the Common stock of Bristol-Myers Squibb Company